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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0287
                                                  Expires:        April 30, 1997
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

Sogin,                 Stephen                    J.
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   (Last)               (First)                 (Middle)

18835 Fitzpatrick Lane
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                                    (Street)

Occidental                 CA                      95465
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Osteotech, Inc. (OSTE)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year


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5. If Amendment, Date of Original (Month/Year)

June 1997
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock+                         06/26/97        P               248        A       $5.00     248             D         --
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Stock Option                                                                   Common
(right to buy)++    $9.50     6/5/97    A   V   10,000       +++      ++++      Stock    10,000  $9.50   10,000      D         --
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Stock Option                                                                   Common
(right to buy)+++++ $9.50     6/5/97    A   V   20,000     ++++++     +++++++   Stock    20,000  $9.50   20,000      D         --
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Explanation of Responses:

     + The Reporting Person acquired these shares through a distribution of shares by Montgomery Medical Ventures, of which the Reporting Person is a limited partner.

     ++ Granted under the Company's 1991 Independent Directors Stock Option Plan, as amended, and qualified under Rule 16b-3.

     +++ Exercisable as to 2,500 shares on each of June 5, 1998, June 5, 1999, June 5, 2000 and June 5, 2001.

     ++++ Once vested, options are exercisable for a period of five years from the vesting date.

     +++++Granted under the Company's 1991 Employee Stock Option Plan, as amended, and qualified under Rule 16b-3.

     ++++++Exercisable as to 5,000 shares on each of June 5, 1998, June 5, 1999,
          June 5, 2000 and June 5, 2001.

     +++++++Once vested, options are exercisable for a period of ten years from date of grant.

/S/STEPHEN  J. SOGIN                                         7/7/97
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.